UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: October 12, 2012
(Date of earliest event reported)

Commission File Number	Exact Name of Registrant as specified in its charter	State or Other Jurisdiction of Incorporation or Organization	IRS Employer Identification Number
1-12609	PG&E CORPORATION	California	94-3234914
1-2348	PACIFIC GAS AND ELECTRIC COMPANY	California	94-0742640

77 Beale Street P.O. Box 770000 San Francisco, California 94177 (Address of principal executive offices) (Zip Code) (415) 267-7000 (Registrant's telephone number, including area code)	77 Beale Street P.O. Box 770000 San Francisco, California 94177 (Address of principal executive offices) (Zip Code) (415) 973-7000 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

California Public Utilities Commission (“CPUC”) Rulemaking Proceeding

The CPUC is conducting a rulemaking proceeding to adopt new safety and reliability regulations for natural gas transmission and distribution pipelines in California and the related ratemaking mechanisms. In the rulemaking proceeding, the CPUC is considering proposed implementation plans that were filed in August 2011 by Pacific Gas and Electric Company (the “Utility”) and other California natural gas pipeline operators.  As directed by the CPUC, the Utility also submitted proposed ratemaking mechanisms to allocate plan costs between ratepayers and shareholders. Several parties, including the CPUC’s Division of Ratepayer Advocates and The Utility Reform Network, opposed various aspects of the Utility’s proposals. On October 12, 2012, the CPUC administrative law judge (“ALJ”) overseeing the proceeding issued a proposed decision regarding the Utility’s proposed plan, cost forecasts, and ratemaking mechanisms.

The Utility’s proposed implementation plan consists of two major programs, a pipeline modernization program (including valve automation) and a pipeline records integration program. The Utility has proposed to carry out the plan in two phases; the first phase began on January 1, 2011 and the second phase will begin on January 1, 2015.  In its application, the Utility forecasted that its total plan-related costs over the first phase would be approximately $2.2 billion, including $1.4 billion in capital expenditures and $750 million in expenses.  The Utility requested that the CPUC approve the scope and timing of projects proposed in the plan and authorize the Utility to recover its forecasted capital expenditures. The Utility proposed that most plan-related expenses incurred from 2012 through 2014 be recovered through rates but the Utility did not seek recovery of plan-related expenses for 2011 (forecasted to be $220.7 million).

In general, the ALJ recommends approval of the Utility’s plan, but proposes to limit recovery of expenses to $166.6 million (plus $77.4 million for two months in 2012) and to limit recovery of capital expenditures to $1 billion.  The reduced amounts reflect the ALJ’s recommendation to prohibit the Utility’s recovery of any costs incurred before the effective date of the final decision which the ALJ assumes is November 1, 2012.    Assuming a final decision is not issued until after December 31, 2012, the Utility would be unable to recover 2011 and 2012 expenses.  Under the proposed decision, the Utility would be unable to recover any costs in excess of the adopted capital and expense amounts and the adopted amounts would be reduced by the cost of any plan project not completed and not replaced with a higher priority project.  In addition, the ALJ recommends that the Utility’s rate of return on equity (“ROE”) for capital investments made under the plan be reduced to the cost of debt, currently 6.05%, for the first five years that the investment is included in utility plant in service. The Utility estimates that the lower rate of ROE would reduce total after-tax equity earnings over the relevant period by  approximately $130 million based on the ALJ’s  recommended capital costs and compared to the 11% rate requested in the Utility’s pending cost of capital proceeding.

The following table compares the Utility’s requested expense and capital amounts with the ALJ’s recommended amounts and shows the total estimated reduction in equity earnings over the relevant period based on the ALJ’s ROE recommendation:

(in millions)
	2011	2012	2013	2014	Total
Expense
Requested	$220.7 (1)	$231.1	$154.8	$143.9	$750.5
ALJ’s recommendation	0	(2)	$73.8	$92.8	$166.6
Difference	(1)	$231.1	$81	$51.1	$583.9
Capital
Requested	$68.9	$384.3	$480.3	$499.9	$1433.4
ALJ’s recommendation	$47.2	$265.2	$352.9	$367	$1032.3
Difference	$21.7	$119.1	$127.4	$132.9	$401.1
ROE
Estimated total after-tax reduction in equity earnings based on ALJ’s recommended rate of ROE and recommended lower capital amounts over the relevant period					$130
(1) The Utility’s August 2011 application did not request recovery of forecast 2011 plan-related expenses of $220.7 million.
(2) The ALJ assumed a November 1, 2012 effective date, but the table above assumes a delayed effective date resulting in no recovery of 2012 expenses.

The ALJ states that the ratemaking recovery authorized in the rulemaking decision, if the proposed decision is adopted by the CPUC, would be subject to refund, noting the possibility that further ratemaking adjustments may be made in the pending CPUC investigations in which the CPUC will address potential penalties to be imposed on the Utility. Comments on the proposed decision are due on November 13, 2012; reply comments are due on November 26, 2012.

The Utility has incurred costs of $483 million in 2011 and $232 million for the six months ended June 30, 2012 for work to validate safe pipeline operating pressures and conduct strength testing, as well as legal and other expenses related to natural gas matters. The costs the Utility has incurred through June 30, 2012 include costs that fall within the amount the Utility requested that the CPUC authorize as a contingency allowance.  At June 30, 2012, the Utility also had incurred plan-related capital costs of approximately $95 million.  Disallowed capital investments will be charged to net income in the period in which the CPUC orders such a disallowance.  Future disallowed expense and capital costs would be charged to net income in the period incurred.

The ultimate amount of pipeline-related costs that the Utility will be allowed to recover from customers will be affected by various factors, including the terms of the CPUC’s final decision on the Utility’s plan, the outcome of the CPUC’s pending investigations discussed below, and the terms of a potential settlement, if any, that may be reached in the pending CPUC proceedings.  PG&E Corporation’s and the Utility’s financial results also will be impacted by additional costs the Utility will incur to address any other pipeline matters identified by the Utility or to comply with new regulatory or legislative requirements.

Order Suspending Hearings in CPUC’s Pending Investigations

On October 11, 2012, an order was issued to suspend, until November 1, 2012, the procedural schedule for evidentiary hearings and briefing in three CPUC investigations involving the Utility. The CPUC investigations relate to (1) the Utility’s safety recordkeeping for its natural gas transmission system (“Records OII”), (2) the Utility’s operation of its natural gas transmission pipeline system in or near locations of higher population density (“Class Location OII”), and (3) the Utility’s pipeline installation, integrity management, recordkeeping and other operational practices, and other events or courses of conduct, that could have led to or contributed to the rupture of one of the Utility’s natural gas transmission pipelines on September 9, 2010 in San Bruno, California and the ensuing explosion and fire (“San Bruno OII”).  The suspension order was requested by the CPUC’s Consumer Protection and Safety Division (“CPSD”) on October 5, 2012, in order to enable the parties to continue to engage in negotiations to reach a stipulated outcome of these proceedings. The CPSD is required to submit a status report on the negotiations on October 25, 2012.

The revised schedule, which supersedes the schedule set on September 25, 2012, is set forth below.  The order states that the briefing schedule for the Records OII, the San Bruno OII, and the financial resources issues, will be determined at a later date, if needed.

Date	Class Location OII	Records OII	San Bruno OII	Consolidated Issues
November 9	Concurrent opening briefs due			Intervener’s supplemental testimony regarding financial resources due
November 19	Concurrent reply briefs due			The Utility’s reply testimony on financial resources due(1)
November 26		Evidentiary hearings resumed	Evidentiary hearings resumed	Evidentiary hearing on financial resources analysis (if necessary)
December 6		Evidentiary hearings concluded on or before this date	Evidentiary hearings concluded on or before this date
January 8, 2013				Evidentiary hearings concluded on or before this date
(1) After the parties review the Utility’s reply testimony, the CPSD may request an opportunity to provide rebuttal testimony before the hearing on January 8, 2013.

PG&E Corporation and the Utility are uncertain whether the parties will reach an agreement to a stipulated outcome of these proceedings.  Any agreement that may be reached would be required to be submitted to the CPUC for its consideration.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

PG&E CORPORATION

Dated: October 12, 2012	By:	LINDA Y.H. CHENG
LINDA Y.H. CHENG Vice President, Corporate Governance and Corporate Secretary

PACIFIC GAS AND ELECTRIC COMPANY

Dated: October 12, 2012	By:	LINDA Y.H. CHENG
LINDA Y.H. CHENG Vice President, Corporate Governance and Corporate Secretary